Exhibit 99.1

July 15, 2016

RigNet Announces Global Restructuring Plan

HOUSTON, July 15, 2016 (GLOBE NEWSWIRE) — RigNet, Inc. (NASDAQ:RNET), a leading global provider of digital technology solutions, today announced a corporate restructuring plan to create more common processes and more consistent customer experiences across our global footprint. The plan creates a single global managed services sales organization to drive both market share and revenue growth. Through this restructuring, RigNet has created dedicated teams to drive entry into new vertical markets and to deliver additional over-the-top applications to both existing and new managed services customers.

The effects of the restructuring include a flattening of the organization, a streamlining of decision making and, as a result, a more efficient business model. In connection with this action, RigNet expects to achieve annualized savings from personnel, facility and other reductions of approximately $3.5 million after taking a restructuring charge of approximately $4.5 million in the third quarter of 2016 for employee severance expenses, facilities costs and related matters. Expected to be substantially completed by December 31, 2016, the plan involves a reduction across the organization of approximately 12% of the employee base.

“By implementing this new organizational structure, the company will reduce spending and both flatten and streamline the organization to provide best-in-class customer experiences across the world. We will be better positioned to generate revenues from over-the-top applications that can help our customers drive efficiency in their businesses. And, through more focused efforts, we will be better positioned to grow revenue in new vertical markets,” said Steven Pickett, RigNet’s CEO and president. “We believe that this action creates the right structure and a properly sized organization to better position us for the future.”

About RigNet

RigNet (NASDAQ:RNET) is a leading global provider of digital technology solutions focusing on serving energy facilities, maritime vessels and other global remote locations. RigNet provides solutions ranging from fully-managed voice and data networks to more advanced applications that include video conferencing and real-time data services to more than 1,000 remote sites in over 50 countries on six continents. RigNet is based in Houston, Texas.

For more information on RigNet, please visit www.rig.net. RigNet is a registered trademark of RigNet, Inc.

Media / Investor Relations Contact:

Charles E. Schneider

SVP & Chief Financial Officer

RigNet, Inc.

Tel: +1 (281) 674-0699

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This press release contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements involve a number of risks, uncertainties and other factors, which may cause the actual results to be materially different from those expressed or implied in the forward-looking statements. Important factors that could cause the statements made in this press release to differ include, without limitation, our ability to implement the restructuring plan, our ability to achieve the intended results of the restructuring plan, the possibility that we will identify additional positions that will be eliminated in accordance with the restructuring plan and possible changes in the expected severance charges associated with the restructuring plan. Other important factors are included under the captions “Forward-Looking Statements,” “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2015 and in subsequent filings. RigNet undertakes no obligation to release publicly any revisions to forward-looking statements as the result of subsequent events or developments, other than as required by law.

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